EXHIBIT 10.5

[Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request.  Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission.   The omitted portions of this document occur on the last page hereof and are marked with a **. ]

INTERNET ACCESS AGREEMENT

The party signing below (“Customer”) acknowledges that this Internet Access Agreement (“Agreement”) is between Customer and Verio Inc. (d/b/a NTT/VERIO) (“NTT/VERIO”) and that it governs the Internet access services set forth on the Service Order Form executed by Customer (the “Services”), a copy of which is attached hereto as Exhibit A and which is incorporated herein by this reference (the “Service Order Form”).  Customer can not resell the Services without the express written consent of an officer of NTT/VERIO.

1.     Customer shall pay the fees for the Services that are set forth on the Service Order Form.  Payment is due 30 days after date of invoice.   Accounts unpaid 30 days after date of invoice are in default and are subject to an interest charge on the outstanding balance of the lesser of 1.5% per month or the maximum rate permitted by law.  NTT/VERIO reserves the right to suspend or terminate Service to any account in default, but any such suspension does not relieve Customer of the obligation to pay the monthly fees for the Services.  Stated fees are exclusive of any taxes which may be levied or assessed upon the Equipment (as defined below) or Services provided hereunder, all of which shall be paid by Customer. In the event Customer considers ordering additional Internet access services pursuant to separate Service Order Form(s), NTT/VERIO agrees to work with Customer through NTT/VERIO’s Billing Department, if Customer so requests at the time Customer inquires about such additional services, to determine what Customer’s tax liability will be for such additional services. Customer acknowledges that it shall be responsible for such taxes, and for any additional taxes assessed by governmental authorities after NTT/VERIO has calculated Customer’s expected tax liabilities.

2.     This Agreement shall be for the term specified on the Service Order Form (the “Initial Term”).  At the conclusion of the Initial Term, this Agreement shall continue in effect on a month-to-month basis at the same prices in effect during the Initial Term until either party gives at least 30 days advance written notice to the other (prior to the end of the then current term) of termination of this Agreement.  The Initial Term and billing for the Services shall begin as of the date on which a NTT/VERIO hub and a functioning telephone circuit are prepared to route IP packets to Customer’s site.  Notwithstanding the foregoing, Customer may terminate this Agreement during the Initial Term by giving NTT/VERIO at least 60 days advance written notice, except that Customer remains obligated to pay all fees due and owing for the balance of the Initial Term, including, without limitation, fees with respect to any Equipment purchased at Customer’s request or pursuant to Customer’s order.

3.     NTT/VERIO is acting only as a reseller with respect to the hardware and software offered under this Agreement (“Equipment”), which was manufactured by a third party.  Customer’s sole remedies for any malfunction or defect in the Equipment are set forth in Section 10 below.  If NTT/VERIO provides Equipment to Customer free of charge, within 10 business days following termination of this Agreement for any reason, Customer must either (i) at Customer’s expense, return the Equipment to NTT/VERIO in its original condition, normal wear and tear excepted, or (ii) purchase the Equipment at the rate of 75% of its original retail value.  Customer will be invoiced (at the above-referenced 75% rate) for any Equipment not purchased or returned within such time period. In the event Customer relocates its Internet access services to another NTT/VERIO Point of Presence (“POP”), NTT/VERIO will pass through to Customer third party-provided (i.e. Bell local loops) circuit move expenses at cost.

4.     NTT/VERIO exercises no control over, and specifically rejects any responsibility for, the content, accuracy or quality of information passing or obtained through NTT/VERIO’s host computers, network hubs and points of presence (the “NTT/VERIO Network”).  Use of any information obtained via the NTT/VERIO Network is strictly at Customer’s own risk.

5.     All use of the NTT/VERIO Network, the Services and any related services must at all times comply with the then-current version of the NTT/VERIO Acceptable Use Policy (the “AUP”), which is expressly made a part of this Agreement and is available at www.verio.com.  NTT/VERIO reserves the right to amend the AUP from time to time.  Any amendments to the AUP shall be effective upon posting at the URL.  NTT/VERIO reserves the right to suspend the Services or terminate this Agreement in the event of notice of a possible violation of the AUP.  Customer agrees to indemnify and hold harmless NTT/VERIO and its affiliates from any losses, damages, costs or expenses (collectively “Claims”) arising out of or relating to Customer’s use of the NTT/VERIO Network or the Services in any way, including any Claim which, if true, would constitute a violation of the AUP. Customer acknowledges and agrees that NTT/VERIO will provision the Services hereunder subject to its Privacy Policy, as amended from time to time, a copy of which is available at www.verio.com.

6.     NTT/VERIO reserves the right to monitor customer’s bandwidth usage and to utilize technology to limit Customer’s bandwidth usage to ordered amounts.

7.     EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10 BELOW, NTT/VERIO PROVIDES THE SERVICES AND EQUIPMENT “AS IS”; MAKES NO EXPRESS WARRANTIES OF ANY KIND WITH RESPECT TO THE SERVICES OR EQUIPMENT; AND DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE SERVICES AND EQUIPMENT, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.  NTT/VERIO shall not be liable for any failure or delay in performance due to circumstances beyond its reasonable control, which shall include, without limitation, acts of God, earthquakes, labor disputes, changes in law, regulation or government policy, riots, war, fire, epidemics, acts or omissions of vendors or suppliers, equipment failures, transportation difficulties, or any other such occurrences.  Customer may terminate this Agreement if any such event of Force Majeure continues for a continuous period of 10 days.

8.     NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE SERVICES PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY SUCH DAMAGES FOR LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTIONS.  Notwithstanding anything to the contrary stated in this Agreement, Customer’s sole remedies for any claims relating to the Services or the NTT/VERIO Network are set forth in Section 10 below.  In no event will NTT/VERIO’s and it affiliates’ collective liability for any Claims or causes of action, whether in contract or tort, exceed the amount paid by Customer for the Services during the 12-month period prior to the date the Claim occurred or the cause of action arose.

9.     Any Internet Protocol numbers (“IP Numbers”) assigned to Customer by NTT/VERIO in connection with the Services shall be used only in connection with the Services.  In the event Customer discontinues use of the Services for any reason, or this Agreement terminates for any reason, Customer’s right to use the IP Numbers shall terminate.  NTT/VERIO reserves the right to change the IP Numbers upon notice to Customer.

10.   The Service Level Agreement (“SLA”) for the Services, which is made a part of this Agreement, is set forth at http://sla-info.verio.net.  The SLA sets forth Customer’s sole remedies for any claim relating to the Services or the NTT/VERIO Network, including any failure to meet any guarantee set forth in the SLA. In the event that Customer experiences six (6) or more unrelated Network Outages (as defined in the SLA), which are more than twenty four hours apart, in any 2-month period (“Chronic Outage”) and Customer’s use of the Services is materially adversely affected by such Chronic Outage, Customer may terminate this Agreement without termination liability or fees upon thirty (30) days’ written notice and explanation to NTT/VERIO detailing how such Chronic Outage has materially adversely affected its use of the Services.

11.   This Agreement may be terminated immediately upon written notice by either party if the other party becomes insolvent or involved in a liquidation or termination of its business, files a bankruptcy petition, has an involuntary bankruptcy petition filed against it (if not dismissed within 30 days of filing), becomes adjudicated bankrupt, or becomes involved in an assignment for the benefit of its creditors.  In the event this Agreement is terminated pursuant to this paragraph, Customer shall be responsible only for payment of all charges incurred through the effective date of termination.

12.   Neither party may use the other party’s name, trademarks, tradenames or other proprietary identifying symbols without the prior written approval of the other party.

13.   Either party may assign this Agreement either to an affiliate or as part of a corporate reorganization, consolidation, merger or sale of all or substantially all of its assets; provided, however, that, in order for such assignment to be effective (i) the assigning party shall give written notice to the non-assigning party of any such assignment and (ii) NTT/VERIO must confirm that Customer’s assignee meets NTT/VERIO’s standard credit requirements for customers of the applicable Services.  Except as set forth in the preceding sentence, neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

14.   The validity, interpretation, enforceability and performance of this agreement shall be governed by and construed in accordance with the laws of the State of Colorado.  This Agreement may not be amended except upon the written consent of Customer and an officer of NTT/VERIO.

15.   This Agreement supersedes all previous and contemporaneous written and oral representations, understandings or agreements related to the subject matter herein and shall prevail notwithstanding any variance with terms and conditions of any order submitted.  Acceptance of this Agreement by NTT/VERIO may be subject, in NTT/VERIO’s absolute discretion, to satisfactory completion of a credit check.  Activation of Service shall indicate NTT/VERIO’s acceptance of this Agreement.  CUSTOMER REPRESENTS AND WARRANTS THAT CUSTOMER (I) IS NOT LOCATED IN A COUNTRY SUBJECT TO U.S. EMBARGOES, OR LISTED ON THE U.S. TREASURY DEPARTMENT’S LIST OF SPECIALLY DESIGNATED NATIONALS, OR LISTED ON THE U.S. COMMERCE DEPARTMENT’S DENIED PERSONS LIST OR ENTITIES LIST AND (II) IF AN INDIVIDUAL, IS AT LEAST 18 YEARS OF AGE.

AGREED AND ACCEPTED BY CUSTOMER:

Signature:	/s/ Philip N. Kaplan	Company Name: VitalStream Holdings, Inc.

Printed Name: Philip N. Kaplan		Address: One Jenner, Suite 100, Irvine, CA 92618

Title: Chief Operating Officer

Date: 08/30/02		Telephone (949) 743-2000 Fax: (949) 453-8686

NTT/VERIO Rep Jeff Pieters	Email jpieters@verio.net	Lead Pass YES ☐ NO ☐	Lead Pass NTT/VERIO Rep
Lead Source
Promo Source

Date Submitted	8/1/02		Existing Arbor Number
New ☐	Relocation ☐		Change of Service ☐	Renewal ☐	Upgrade ☒	Add-On ☐
Partner Info	None ☐	VRP ☐	VSP ☐	EReseller ☐	MSP ☐
Partner Name

Company	Vital Stream	Verio Rep	Jeff Pieters	Reseller
Contact	Dave Williams	Billing Contact	Dave Williams	Tech Contact	Dave Williams
Phone	949-678-0291	Phone	949-678-0291	Phone	949-678-0291
Fax	Fax	Fax
Mobile/ Pager	Mobile/ Pager	Mobile/ Pager
Email	dwilliams@vitalstream.com	Email	dwilliams@vitalstream.com	Email	dwilliams@vitalstream.com
Install Address	One Jenner, Suite 100 Irvine, CA 92618	Billing Address	One Jenner, Suite 100 Irvine, CA 92618
City	Irvine
Demarc location	State	CA
Onsite Phone Number	COUNTY
PO ☐	#	Check ☐	#	Visa ☐	MC ☐	Amex ☐	#	Exp
Company Type	L.L.C. Corporation Partnership Proprietorship Other (Please State)

Technical Information

Who is ordering your telco circuit? (select one)	NTT/VERIO ☐ Telco Agent ☐ Self ☐
Telco Quote Date:	E-Rate Funding Proposed ☐ Approved ☐ GSA Funding Proposed ☐ Approved ☐
Agent Name	Agent Contact and Phone #
How many IP addresses do you need? (select one)	☐ 2 ☒ 6 ☐ 14 ☐ 30 ☐ 62 ☐ 126 ☐ 254 ☐ Other
Term Commitment: Beginning on Date NTT/VERIO Begins Billing Customer	12 mos. ☐	24 mos. ☐	36 mos. ☒	Other ☐

For Internal Use Only

Sales Director Verification:	/s/ JC	/s/ John Chapman

NTT/VERIO Services

Product ID	Product Description	Product Name	Plan Code	Setup Code	QTY	Monthly Charge	Total Setup Charge	Usage Charge Mbps
Oc12 frac	OC12 Access	Flat rate OC12, 622 megs	OC12 Unlimited		622 megs	**		**00
	Local Loop					**	NA

Subtotals						**

[**Pricing Information in the foregoing table is omitted pursuant to Rule 24b-2, filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request. ]

PNK        I, the customer, acknowledge that data backup and restore services are an important component of any internet-related service and that the benefits of backing up my data have been explained by the NTT/VERIO sales representative.  Notwithstanding the foregoing, I the customer elect not to purchase the Data Backup and Restore Services offered by NTT/VERIO at this time.

PNK        I, the customer, acknowledge that security services are an important component of any internet-related service and that the benefits of securing my Internet-connected service have been explained by the NTT/VERIO sales representative.  Notwithstanding the foregoing, I the customer elect not to purchase the IntelliSecurity Services offered by NTT/VERIO at this time.

Notes and Special Instructions

New Contract pricing shall be retroactive to August 1, 2002.  Billing cycle shall be adjusted so that customer is billed based on calendar months.  Upon entering this contract, it is the intent of the parties to negotiate a new contract in the next 90 days which:  (i) allows connections to the Verio network at multiple locations (which may change from time-to-time) with the bill aggregated across all locations, (ii) is scalable subject to the minimum dollar commitment above, (iii) is billed at the committed rate above the minimum commitment based on actual usage.

Equipment and Software

Router Purchased Through NTT/VERIO (Select One):	Yes ☐ No ☐
Item #	Description	Mfr. Part #	Price	Qty	Extend Price
1
2
3

			Hardware Subtotal		$ 0.00

To Begin Service (hardware fees, set-up fees)

Please review and sign the attached Terms and Conditions.  This Service Order is not effective until the Terms and Conditions have been signed by customer and accepted by NTT/VERIO as provided in the Terms and Conditions.  In the event of a conflict between the Service Order and the Terms and Conditions, the Terms and Conditions shall govern.

Customer Signature:	/s/ Philip N. Kaplan	Printed Name: Philip N. Kaplan

Title: Chief Operating Officer		Date: 08/30/02